Exhibit 10.39

November 15, 2012

Dr. Peter Mueller
45 Algonquian Drive
Natick, MA 01760

RE:    Second Amended and Restated Change of Control Agreement

Dear Peter:

Your expertise, reputation and position make you a key member of the senior management team of Vertex Pharmaceuticals Incorporated (the “Company”). As a result, the Company would like to provide you with the following “change of control” benefit to help ensure that in the event the Company becomes involved in a “change of control” transaction, there will be no distraction from your attention to the needs of the Company. This Second Amended and Restated Change of Control Agreement (this “Agreement”) amends and restates, effective as of the date written above, that certain Amended and Restated Change of Control Agreement made and entered into as of the 5th day of February 2010, by and between you and the Company.

I.	Definitions. For the purposes of this Agreement, capitalized terms shall have the following meaning:

1.	“Base Salary” shall mean your annual base salary in effect immediately prior to a Change of Control (as such term is defined in Section I.3 below).

2.	“Cause” shall mean:

(a)	your conviction of a felony crime of moral turpitude;

(b)
your willful refusal or failure to follow a lawful directive or instruction of the Company’s Board of Directors or the individual(s) to whom you report, provided that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and provided further that the Company, in good faith, gives you thirty (30) days to correct any problems and further provided if you correct the problem(s) you may not be terminated for Cause in that instance;

(c)
in carrying out your duties you commit (i) willful gross negligence, or (ii) willful gross misconduct, resulting in either case in material harm to the Company, unless such act, or failure to act, was believed by you, in good faith, to be in the best interests of the Company; or

(d)	your violation of the Company’s policies made known to you regarding confidentiality, securities trading or inside information.

113459.4

Dr. Peter Mueller
November 15, 2012

3.	“Change of Control” shall mean that:

(a)
any “person” or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company, as the case may be, having the right to vote in the election of directors; or

(b)
all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company’s stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

4.
“Disability” shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Internal Revenue Code Section 22(e)(3).

5.	“Good Reason” shall mean that within ninety (90) days prior to a Change of Control, or within twelve (12) months after a Change of Control, one of the following events occurs without your consent:

(a)
You are assigned to material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with your position and office immediately prior to the Change of Control (provided that such reassignment of duties or responsibilities is not for Cause, due to your Disability or at your request);

(b)
You suffer a material reduction in the authorities, duties, or job title and responsibilities associated with your position and office immediately prior to the Change of Control, on the basis of which you make a good faith determination that you can no longer carry out your position or office in the manner contemplated before the Change of Control (provided that such reduction in the authorities, duties, or job title and responsibilities is not for Cause, due to your Disability or at your request);

(c)	your annual base salary is decreased below the Base Salary;

(d)
the principal offices of the Company, or the location of the office to which you are assigned at the time this Agreement is entered into, is relocated to a place thirty-five (35) or more miles away, without your agreement; or

(e)	following a Change of Control, the Company’s successor fails to assume the Company’s rights and obligations under this Agreement;

113459.4

Dr. Peter Mueller
November 15, 2012

provided that Good Reason shall not exist unless and until within 30 days after the event giving rise to Good Reason under any of (a) through (e) above has occurred, you deliver a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that you assert constitutes Good Reason under any of (a) through (e) above and the Company fails or refuses to cure or eliminate the event giving rise to Good Reason on or within 30 days after receiving your notice. To avoid doubt, the termination of your employment would become effective at the close of business on the thirtieth day after the Company receives your termination notice, unless the Company cures or eliminates the event giving rise to Good Reason prior to such time.

6.	“Termination Date” shall mean the last day of your employment with the Company.

II.	Severance Benefits upon Change of Control. If:

(A)
your employment is terminated by the Company (except for termination for Cause or due to a Disability) and the Termination Date is within 90 days prior to a Change of Control or within 12 months after a Change of Control; or

(B)
you, of your own initiative, (i) terminate your employment for Good Reason (in accordance with the notice and cure provisions set forth in Section I.5 above) and (ii) the event giving rise to Good Reason occurs within 90 days prior to a Change of Control or within 12 months after a Change of Control;

then, you shall receive the following benefits:

1.
Severance Payment. In exchange for your execution within 60 days of the Termination Date of a general release, in a form satisfactory to the Company, of all claims against the Company, its subsidiaries, and its and their officers, directors and representatives, that becomes enforceable and irrevocable within such 60-day period, the Company shall make a cash payment (the “Severance Payment”) to you in an amount equal to:

(a)
your annual base salary (provided, however, that if you terminate your employment for Good Reason based on a reduction in your annual base salary, then the annual base salary to be used in calculating the Severance Payment shall be your annual base salary in effect immediately prior to such reduction in annual base salary) plus your target bonus under any bonus program applicable to you for the year in which the Termination Date occurs; plus

(b)	a pro rata portion of your target bonus for the portion of the year in which the Termination Date occurs under any bonus program applicable to you; plus

(c)
all cash incentive compensation awards earned by you but not paid prior to the Termination Date; provided that, if a fiscal year has been completed and the incentive award for such fiscal year has not been determined, the incentive compensation for such completed fiscal year shall equal the target bonus for such fiscal year.

113459.4

Dr. Peter Mueller
November 15, 2012

Except with respect to any portion of the Severance Payment that is delayed as set forth in this paragraph, the Severance Payment shall be made in cash within ten days after the execution by you of the general release referred to above and expiration without revocation of any applicable revocation periods under such general release (or, if the Change of Control resulting in your becoming entitled to such benefits occurs after such execution and expiration, within ten days after the Change of Control), provided that, if the 60-day period during which the general release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, the Severance Payment shall not be made before the first day of the second calendar year. The Severance Payment shall be divided into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and a portion, if any, that does constitute nonqualified deferred compensation. If you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation payable upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Code will be delayed until the first business day that is more than six months after your Termination Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions, including those set forth under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. §1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the Termination Date occurs. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment is terminated), the payment of any non-qualified deferred compensation will be further delayed until the first business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code.

2.    Accelerated Vesting.

(a)
On the Termination Date, stock options for the purchase of the Company’s securities held by you as of the Termination Date and not then exercisable shall immediately become exercisable in full. The options to which this accelerated vesting applies shall remain exercisable until the earlier of (a) the end of the 90-day period immediately following the later of (i) the Termination Date or (ii) the date of the Change of Control and (b) the date the stock option(s) would otherwise expire; and

(b)
On the Termination Date, the Company’s lapsing repurchase right with respect to shares of restricted stock held by you shall lapse in full (subject to your making satisfactory arrangements with the Company providing for the payment to the Company of all required withholding taxes).

Notwithstanding anything to the contrary in this Agreement, the terms of any option agreement or restricted stock agreement shall govern the acceleration, if any, of vesting or lapsing of the Company’s repurchase rights and period of exercisability of such awards, as applicable, except to the extent that the terms of this agreement are more favorable to you.

113459.4

Dr. Peter Mueller
November 15, 2012

3.
Continued Insurance Coverage. If COBRA coverage is elected by you, the Company shall pay the cost of insurance continuation premiums on your behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same if you are ineligible for continued coverage) for a period of 18 months from the Termination Date.

4.
No Mitigation. You shall not be required to mitigate the amount of the Severance Payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of other employment, by retirement benefits, or be offset against any amount claimed to be owed by you to the Company or otherwise; provided, that if the Company makes any other severance payments to you under any other program or agreement, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Agreement.

III.	Miscellaneous.

1.
Employee’s Obligations. Upon the termination of employment, you shall promptly deliver to the Company all property of the Company and all material documents, statistics, account records, programs and other similar tangible items which may by in your possession or under your control and which relate in a material way to the business or affairs of the Company or its subsidiaries, and no copies of any such documents or any part thereof shall be retained by you.

2.
Entire Agreement. This Agreement and the “Employee Non-Disclosure, Non-Competition & Inventions Agreement” previously executed by you covers the entire understanding of the parties as to the subject matter hereof, superseding all prior understandings and agreements related hereto. No modification or amendment of the terms and conditions of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents, provided, however, that the Company may, without your consent, unilaterally adopt amendments that may be required so that this Agreement continues to comply with applicable law or regulation, including without limitation Section 409A of the Code, provided such amendments do not adversely affect the benefits to be provided to you under Section II of this Agreement.

3.
Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, as applied to contracts entered into and performed entirely in Massachusetts by Massachusetts residents.

4.
Successors and Assigns. This Agreement may be assigned by the Company upon a sale, transfer or reorganization of the Company. Upon a Change of Control, the Company shall require the successor to assume the Company’s rights and obligations under this Agreement. The Company’s failure to do so shall constitute a material breach of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs.

113459.4

Dr. Peter Mueller
November 15, 2012

Kindly indicate your acceptance of the foregoing by signing and dating this Agreement as noted below, and returning one fully executed original to my attention.

Very truly yours,

Vertex Pharmaceuticals Incorporated

By:    /s/ Jeffrey M. Leiden
Jeffrey M. Leiden, M.D., Ph.D.
President, Chairman and
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Peter Mueller
Peter Mueller

12/07/12
Date

113459.4